Exhibit 4(d)

1ST FRANKLIN FINANCIAL

SENIOR DEMAND NOTE CHECK REDEMPTION AGREEMENT

Customer Agreement: I hereby elect to use the checking redemption option of the Senior Demand Note (the “Note”) issued by 1st Franklin Financial Corporation (the “Company”). I understand that to utilize the checking redemption option and the other services provided hereby, I must maintain a “Minimum Investment Balance” with the Company of $500 and be bound by the terms of the Agreement. I have read the terms and provisions of the Note and understand that the Note is not a deposit and is not insured by any Federal or state agency. Additionally, I have read the following provisions of this Agreement and as evidenced by my signature below, I agree thereto.

1.

Minimum Investment Balance: A Noteholder must maintain a Minimum Investment Balance of $500 to utilize the services outlined in this Agreement. If at any time this balance falls below $500, all checkwriting privileges and other services included herein will be immediately cancelled by the Company, without notice, until such time as such balance increases to or exceeds $500 (subject to the Optional Overdraft Protection as provided in the Overdraft Protection Agreement.) The Minimum Investment Balance may be maintained by a Noteholder in either a Senior Demand Note, a Variable Rate Subordinated Debenture, or other investment securities as may be issued by the Company.

.

2.

Checkwriting and Electronic Debits: In conjunction with the issuance of the Note, a Noteholder receives a free starter supply of checks. The Noteholder, however, is required to purchase subsequent checks from a check supplier of his choice. Any checks or electronic debits are payable through CBT, a Division of SCBT, N.A., and each check or debit is considered to be a Note redemption in an amount equal to the amount of the check.

The checks may be issued in duplicate form, which allows a Noteholder to retain a carbon copy of the checks as written for recordkeeping purposes.  Cancelled checks will not be returned to the Noteholder. Personal Noteholders will not pay a monthly maintenance charge for the services provided hereunder. There will be, however, a $.10 charge for each debit in excess of 30 per month. Commercial Noteholders will pay a $.10 charge for each debit.  For any check(s) used to make an investment in either of the Company’s investment securities, which is subsequently returned unpaid, there will be a charge of $5 per item.

3.

Honoring Checks and Electronic Debits: If a check or electronic debit is presented to the Company which would exceed the balance of the Note or which would reduce the Note balance (if the Note is being used to maintain the Minimum Investment Balance) below $500, the check or electronic debit may be returned unpaid. Any check or electronic debit, whether paid or returned unpaid may be assessed a return charge of $15, up to $75, per day.

4.

Optional Overdraft Protection: A Noteholder has the option of obtaining overdraft protection by entering into an Overdraft Protection Agreement. That agreement requires the Noteholder to assign Notes or other investment securities of the Company as collateral for overdraft payments. Under the terms of that Agreement, the Company may pay any overdrafts up to the overdraft protection amount provided by the Agreement. If a check or electronic debit is presented to the Company which exceeds such overdraft protection amount, the check or electronic debit may be returned unpaid and a return charge of $15 per check, up to $75 per day, may be assessed.

5.

Monthly Statement/Check Truncation: Noteholders will receive a monthly statement, electronically or by mail, listing the following: the check number, amount and date of payment of all checks paid; investments made; and interest earned and service charges, if any.  CANCELLED CHECKS ARE NOT RETURNED TO NOTEHOLDERS. ELECTRONIC IMAGES OF THE CANCELLED CHECKS ARE RETAINED BY THE COMPANY. IT IS THEREFORE IMPORTANT THAT NOTEHOLDERS CAREFULLY REVIEW THEIR MONTHLY STATEMENT.  FAILURE TO DO SO MAY RESULT IN THE NOTEHOLDER BEING REPONSIBLE FOR ANY LOSSES. Noteholders may request a copy of any cancelled check by contacting the Company. Each check copy may be assessed a charge of $1.

6.

Imaging or Electronic Statement: If a Noteholder chooses to receive a statement by mail with laser copies of checks, a monthly service charge of $3 per month will be charged. A notebook will be provided to file the monthly statement and check copies.  If a Noteholder chooses to receive an electronic statement, copies of the checks will be included at no additional charge.

7.

Stop Payment: Noteholders may stop payment on a check or electronic debit by notifying the Company, in writing, of the check number, amount and payee. Each Noteholder authorizes the Company to act on his behalf in connection with stop payment requests. The Company shall not be liable for failure to stop payment on a check or electronic debit unless it has received timely written notice. There is a service charge of $12 per stop payment request, or $20 per lost or stolen checkbook.

8.

Payment of Charges: The payment for all service charges provided by this Agreement will be made by deducting such amount from the Note balance. If the Note balance is not sufficient to cover the charges, the Noteholder is obligated to pay them.

9.

Joint and Several Liability: This Agreement is binding upon a Noteholder’s successors and assigns. If there is more than one owner of the Note, then obligations under this Agreement are joint and several. As used in this Agreement, the singular includes the plural number, if the Note is owned jointly.

10.

Termination/Amendment of Agreement: A Noteholder may terminate this Agreement at any time by redeeming his Note. The Company may terminate this Agreement at any time by calling the Note for redemption. Upon termination of this Agreement, whether by the Noteholder or the Company, the Noteholder remains liable for any unpaid checks or other charges in connections with this Agreement. The Company may amend the terms or conditions of this Agreement by giving 30 days written notice to Noteholders. Such amended terms and conditions will apply to all Noteholders on the effective date stated in that notice.

Date:

  Signed:

SDNC#:

  Signed:

Minimum Balance #:

  Signed:

SDN CK RED AGREEMENT

REVISED JUNE, 2011